ASSET PURCHASE AGREEMENT

by and among

J. M. STEWART CORPORATION,
DISPLAY TECHNOLOGIES, INC.

and

J.M. STEWART ACQUISITION, INC.

November 16, 2001

LIST OF SCHEDULES
Schedule 1.1(a)	Tradenames, Trademarks, etc.
Schedule 1.1(c)	Domain Names
Schedule 1.1(e)	Equipment
Schedule 1.1(i)	Deposits and Prepaid Advertising
Schedule 1.1(j)	Accounts Receivable
Schedule 2.1	Interim Balance Sheet
Schedule 3.1(a)	Leases and Other Contracts
Schedule 3.1(b)	Outstanding Accounts Payable
Schedule 3.1(c)	Sales Orders for Finished Goods
Schedule 3.1(e)	Other Obligations and Liabilities of JMS
Schedule 8.1	States in which JMS is Qualified
Schedule 8.3	Joint Ventures, etc.
Schedule 8.4	Conflicts of Interest
Schedule 8.5	Good and Marketable Title of JMS
Schedule 8.6	Pending Litigation, Arbitration and Administrative or Regulatory Proceedings of JMS
Schedule 8.7	Adverse Changes
Schedule 8.8	Contracts and Commitments
Schedule 8.9	Agreements Related to Intellectual Property, Trademarks, etc.
Schedule 8.10	Financial Statements - Exceptions to GAAP
Schedule 8.12	Tax Matters of JMS and Parent
Schedule 8.13	Employee Taxes, etc.
Schedule 8.14	Insurance of JMS

Schedule 8.16	No Violation of JMS
Schedule 8.17	List of Hazardous Substances, Hazardous Materials and Hazardous Wastes of JMS
Schedule 8.18	Loss Sustained by JMS
Schedule 8.27	Employee Benefits and ERISA
Schedule 8.29	Customer Deposits
Schedule 12.7(a)	Existing Employment or Noncompetition Agreements
Schedule 12.7(b)	Continuing Employees

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (hereinafter sometimes referred to as "this Agreement") made this 16th day of November, 2001, by and among J. M. Stewart Corporation, a Florida corporation ("JMS"), Display Technologies, Inc., a Nevada corporation ("Parent"), and J.M. Stewart Acquisition, Inc., a Florida corporation ("Buyer");

W I T N E S S E T H:

WHEREAS, JMS wishes to transfer substantially all of its assets and all of the business presently conducted by it (all such business is hereinafter sometimes referred to as "The Acquired Business"), to Buyer in exchange for cash and the assumption by Buyer of certain specified liabilities of JMS as herein provided;

WHEREAS, Buyer wishes to acquire such assets and business of JMS all as hereinafter more fully set forth;

WHEREAS, SouthTrust Bank, an Alabama banking corporation, holds a valid, perfected first priority security interest in all of the Purchased Assets and has consented to the sale of the Purchased Assets pursuant to this Agreement; and

WHEREAS, Parent owns all of the outstanding capital stock of JMS.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto mutually covenant and agree as follows:

ARTICLE 1
ASSETS TO BE PURCHASED

Section 1.1.         Description of Purchased Assets.  On the terms and subject to the conditions herein expressed, JMS agrees to sell, convey, transfer, assign, set over and deliver to Buyer on the Closing Date, effective as of the Effective Time (as said terms are defined in Section 4.2 hereof) all of the assets, whether tangible or intangible, utilized by or in connection with, or produced by, The Acquired Business and owned by JMS or J.M. Stewart Industries, Inc., including but not limited to the following specified assets, regardless of where such assets are located:

(a)          the exclusive ownership of and right to use all tradenames, trademarks, service marks, trade dress, copyrights and applications therefor used in connection with The Acquired Business or otherwise owned or controlled by JMS, including, without limitation, those described in Schedule 1.1(a) hereto, along with the goodwill of the business associated with each of the foregoing;

(b)          all inventions, patents, patent rights, applications for patents, production rights, manufacturing rights, reproduction rights, similar rights, trade secrets, know-how, processes, formulae, licenses and designs;

(c)          all right, title and interest in the marks and domain names set forth on Schedule 1.1(c) hereto, as well as all right, title and interest, including copyright rights, in the Work or any portion thereof (as hereinafter defined), including the rights to use and/or sell for profit, distribute to third parties, display, perform, digitally transmit, create derivative works from, disassemble, reverse engineer, otherwise claim any ownership rights in or rightful title to the "look and feel" of the Work. For purposes of this Agreement, "Work" is defined as all documents, images, things, work product and works of authorship (all of which may be either electronic or hard copy) that are created by or for JMS, or in which JMS owns a transferable interest, including, without limitation, all website pages and in any software programs, scripts, graphics, animations, controls, user interfaces, database schemes or other tangible or intangible "products" or "information" developed by either JMS or any agent, employee or independent contractor of JMS for purposes related to or used in connection with The Acquired Business ;

(d)          all current inventories of raw materials, supplies, purchased parts to be incorporated in finished products, work-in-process and finished products (the "Inventory");

(e)          all tooling, molds, machinery, equipment and computer hardware, including, without limitation, those described in Schedule 1.1(e)hereto, (the "Equipment");

(f)          all books and records of JMS, including, without limitation, all purchasing accounting, sales, export, import, manufacturing, marketing, shipping, agent and distributor records, all marketing studies, customer lists, customer files, art work, supplier files, sales agent and manufacturers' representatives files, credit files, credit data, appraisals, valuations, and consulting studies and all other records and reports relating to the assets purchased and the liabilities assumed by Buyer, all printed and other advertising, sales and promotional materials, and catalogues and supplies, all general ledgers, books of accounts, financial statements and banking records, and all computer programs, computer software, computer manuals, flowcharts, printouts, data files, program documentation and all other related materials of JMS and all copies of each thereof in whatever form each of the foregoing may exist, including computer files and related documentation; provided that JMS may retain a copy of all tax returns and tax records;

(g)          all interests of JMS under the leases, employee noncompetition agreements and other contracts described in Schedule 3.1(a) hereto, subject to Buyer crediting JMS with any prepaid rent, taxes and similar prepaid items, prorated to the Effective Time;

(h)          any insurance proceeds paid after the Effective Time or payable to JMS pursuant to any contract of insurance as a result of damage to or loss of any of the assets owned or operated by JMS that are to be, or in the absence or loss would otherwise have been, sold to Buyer hereunder, or damage or loss with respect to or interruption of the operation of The Acquired Business, the purpose of this provision being to assure that Buyer receives the insurance proceeds otherwise payable to JMS intended to make JMS whole on account of any damage or loss to the assets that are purchased by Buyer or damage or loss to or interruption of the operations of The Acquired Business subsequent to the Effective Time;

(i)          all deposits, prepaid advertising, including, without limitation, prepaid catalogues, brochures, photographs and advertising, and other prepaid items and deferred charges related to The Acquired Business, including, but not limited to, those described in Schedule 1.1(i) hereto;

(j)          all accounts receivable of JMS existing on the Closing Date and the proceeds of any thereof, including, but not limited to, those listed in Schedule 1.1(j);

(k)          all stationery and other imprinted material and office supplies, business records (or copies thereof), the right to receive mail and other communications and shipments of merchandise addressed to JMS, and the rights to telephone numbers relating to The Acquired Business.

Said assets, properties, interests and business of JMS to be so sold, conveyed, transferred, assigned, set over and delivered to Buyer on the Closing Date are herein sometimes collectively called the "Purchased Assets". For purposes of this Agreement, the term, "current inventories" as used in subsection (d) above shall include only items which are saleable or are to be incorporated into a saleable product.

Section 1.2.          Retained Assets.

JMS shall on the Closing Date retain the following assets used in the conduct of its business (hereinafter referred to as the "Retained Assets"):

(a)          its corporate seal, minute books and stock record books;

(b)          cash on hand and in banks at the Effective Time except those proceeds of insurance policies insuring the Purchased Assets against damage or loss described in clause (h) of Section 1.1 hereof;

(c)          any tax refunds relating to transactions prior to the Effective Time and contract rights arising in connection with obligations or liabilities not assumed by Buyer;

(d)          any refund of insurance premiums or dividends with respect to an insurance policy pertaining to any policy year ending on or before the Effective Time or any policy year including the Effective Time (any such premium refund or dividend relating to a policy year containing the Effective Time being prorated so that JMS shall retain that portion of the premium refund or dividend pertaining to the portion of such policy year up to the Effective Time); and

(e)          JMS’ rights and obligations under the Government Contracts (as hereinafter defined) but only to the extent the United States Government does not consent to the transfer of said Government Contracts as contemplated in Section 6.9 herein.

ARTICLE 2
PURCHASE PRICE OF THE PURCHASED ASSETS

Section 2.1          Purchase Price.          (a) The purchase price of the Purchased Assets shall be an amount equal to [Two Million Five Hundred Fifty-Seven Thousand Fifteen Dollars ($2,557,015)] (the "Interim Purchase Price"), reduced by the amount, if any, of the Post-Closing Adjustment (as defined below) (the Interim Purchase Price as adjusted by the Post-Closing Adjustment being referred to as the "Final Purchase Price"). The Interim Purchase Price was determined based on the balance sheet of JMS as of October 31, 2001, a copy of which is set forth as Schedule 2.1 hereto (the "Interim Balance Sheet").

(b) Not later than forty-five (45) days after the Closing Date, Buyer will prepare a balance sheet of the Acquired Business as of the Closing Date prepared in accordance with generally accepted accounting principles as consistently applied by JMS (the "Closing Balance Sheet"). The Interim Purchase Price shall be reduced by the amount, if any, that the value of the Net Assets (as defined below) reflected on the Closing Balance Sheet are less than the Net Assets reflected on the Interim Balance Sheet (such amount being referred to as the "Post-Closing Adjustment"). For the purposes of this Agreement, "Net Assets" shall mean the Purchased Assets less the Assumed Liabilities (as defined in Section 3.1 below).

 ARTICLE 3
PAYMENT OF THE PURCHASE PRICE AND
 ASSUMPTION OF CERTAIN LIABILITIES

Section 3.1.          Assumption of Certain Liabilities.     At the closing on the Closing Date, Buyer shall not be obligated to assume, and shall not assume, any of the liabilities and obligations of JMS whether existing as of the Effective Time or asserted after the Effective Time and relating to events that occurred before the Effective Time, or otherwise, except Buyer shall assume and agrees to pay, perform and discharge, as additional consideration for the Purchased Assets, the following liabilities and obligations of JMS as of the Effective Time (the "Assumed Liabilities"), which shall be assumed by Buyer on the Closing Date as of the Effective Time:

(a)          the future obligations of JMS as of the Effective Time under the contracts described in Schedule 3.1(a) hereto;

(b)          the outstanding accounts payable of JMS relating to The Acquired Business, entered in the ordinary course of business, as of the close of business on the date immediately prior to the Closing Date, as listed in Schedule 3.1(b) hereto (as the same may be updated immediately prior to the Closing Date);

(c)         the obligations of JMS to fill sales orders for finished goods with respect to The Acquired Business entered into in the ordinary course of business, provided, that all consideration for such sales shall belong to Buyer, each such individual obligation of JMS to fill sales orders for finished goods having an aggregate sales price in excess of $5,000 as of the close of business on November 15, 2001, being listed in Schedule 3.1(c) hereto (as the same may be updated immediately prior to the Closing Date);

(d)          present and future warranty claims that are reserved for on the Closing Balance Sheet, calculated in a manner consistent with the past practices of The Acquired Business; and

(e)          those other obligations and liabilities of JMS that are specified in Schedule 3.1(e) hereto.

Section 3.2.          Excluded Liabilities.     Buyer will not assume and does not agree to pay, perform or discharge the following ("Excluded Liabilities"):

(a)          any obligations and liabilities of JMS or Parent other than the Assumed Liabilities, regardless of when such liability arises; and

(b)          any liabilities related to the Retained Assets.

JMS and Parent will pay, perform or discharge (i) all liabilities of JMS other than the Assumed Liabilities, regardless of when such liabilities arise, and (ii) all liabilities related to the Retained Assets, as and when such liabilities and obligations become due.

Section 3.3.          Payment of Purchase Price.       On the Closing Date, Buyer shall pay to JMS by delivery of immediately available funds by wire transfer to an account designated by JMS an amount (the "Closing Payment") equal to the Interim Purchase Price less $100,000 (the "Reserve Amount").

(b)          If the Final Purchase Price exceeds the amount of the Closing Payment, Buyer shall remit to JMS an amount equal to the Final Purchase Price less the Closing Payment ninety (90) days after the Closing Date. If the amount of the Closing Payment exceeds the Final Purchase Price, JMS shall remit to Buyer an amount equal to the Closing Payment less the Final Purchase Price five (5) business days after JMS receives from Buyer the Closing Balance Sheet.

Section 3.4.          Assignment of Contract Rights.     In connection with the sale and transfer of the Purchased Assets and on the terms and subject to the conditions herein expressed, JMS will assign, or cause to be assigned, to Buyer all of JMS’ rights, title and interest in and to all contracts, leases and other agreements to be assumed by Buyer hereunder, and all guaranties, warranties and service contracts relating to the Purchased Assets.

Section 3.5.          Execution of Assignment and Assumption Agreement.     In connection with the sale and transfer of the Purchased Assets and the assumption of the liabilities to be assumed by Buyer pursuant to Section 3.1 of this Agreement, JMS and Buyer shall as of the closing execute and deliver an Assignment and Assumption Agreement (the "Assignment and Assumption Agreement") for each contract set forth in Schedule 3.1(a) hereto.

ARTICLE 4
THE CLOSING

Section 4.1.          The Closing.     The closing shall take place at the offices of Bradley Arant Rose & White LLP located at 2001 Park Place, Suite 1400, in Birmingham, Alabama on the first business day following the date upon which all of the conditions to Closing set forth herein have been satisfied or waived, or at such other time and place as the parties may agree upon in writing.

Section 4.2.          Closing Date; Effective Time.     For purposes of this Agreement, the term "Closing Date" shall mean the date on which the closing shall occur. For purposes of this Agreement, the term "Effective Time" shall mean the start of business on the Closing Date.

ARTICLE 5
DELIVERIES AT THE CLOSING

Section 5.1.          Deliveries By JMS and Parent.     At the closing on the Closing Date, effective as of the Effective Time, JMS and Parent shall deliver to Buyer, in addition to all other items specified elsewhere in this Agreement, the following:

(a)          the Purchased Assets free and clear of all mortgages, pledges, liens, encumbrances or charges of any kind (except as otherwise disclosed herein or in any schedule hereto);

(b)          such instruments of sale, conveyance, transfer, assignment, endorsement, direction or authorization as will be sufficient or requisite, in the reasonable opinion of Buyer and its counsel, to vest in Buyer, its successors and assigns, all right, title and interest (which title and interest shall be good and marketable except to the extent disclosed herein or in any schedule hereto), in and to the Purchased Assets, including, without limitation, the Assignment and Assumption Agreement, the Bill of Sale, the Assignment of Intellectual Property, the Assignment of Lease Agreement, the Assignment of Government Contracts, the Assignment of Corporate Name, and the Internet Domain Name Transfer Agreement.

(c)          the legal opinion referred to in Article 12 hereof;

(d)          such assignments, and consents thereto, if any, of the various franchises, leases, contracts and commitments to be assumed by Buyer pursuant to Section 3.1 hereof as will be sufficient or requisite, in the reasonable opinion of Buyer and its counsel, to vest in Buyer all of JMS’ rights, powers and privileges thereunder;

(e)          a written consent from SouthTrust Bank releasing its lien on the Purchased Assets together with forms UCC-3 from all parties with liens on the Purchased Assets evidencing the release of their respective liens;

(f)          Articles of Amendment to the respective Articles of Incorporation of JMS, J. M. Stewart Industries, Inc. and J.M. Stewart Manufacturing, Inc. changing their respective corporate names to names that do not include the phrase "J.M. Stewart," all of such Articles of Amendment to be duly authorized and executed and ready for filing with the Florida Secretary of State’s office; and

(g)          Schedules 1.1(j), 3.1(b), 3.1(c) and 3.1(e), updated to a date as close as possible to the Closing Date.

Section 5.2.          Deliveries by Buyer.     At the closing on the Closing Date, Buyer shall deliver to JMS the following:

(a)          documents (including, without limitation, the Assignment and Assumption Agreement referred to in Section 3.5 hereof) evidencing the assumption by Buyer of the liabilities and franchises, agreements, leases, contracts and commitments of JMS to be assumed by Buyer pursuant to Section 3.1 hereof; and

(b)          The Closing Payment in accordance with the provisions of Section 3.3 hereof.

ARTICLE 6
POST-CLOSING COVENANTS OF JMS
 AND PARENT

JMS and Parent, jointly and severally, covenant and agree as follows:

Section 6.1.          Change of Names.     (a) At the closing on the Closing Date, JMS and Parent shall deliver to Buyer Articles of Amendment to the respective Articles of Incorporation of JMS, J.M. Stewart Industries, Inc., and J.M. Stewart Manufacturing, Inc. changing their respective corporate names to names that do not include the phrase "J. M. Stewart", all of such Articles of Amendment to be duly authorized and executed and ready for filing with the office of the Florida Secretary of State.

(b)          Within five (5) business days following the Closing Date, JMS and Parent shall have filed all requisite documents in all states in which JMS, J.M. Stewart Industries, Inc. and J.M. Stewart Manufacturing, Inc. have registered to transact intrastate business notifying such states of their respective changes of corporate names. Thereafter, JMS and Parent will cooperate with Buyer in making such corporate names available to Buyer in each state in which JMS transacts, or has transacted, business, and JMS and Parent shall cease to use the name "J.M. Stewart Corporation" and all derivations thereof, including without limitation "J.M. Stewart Manufacturing" and "J.M. Stewart Industries".

Section 6.2.         Non-Solicitation and Non-Competition.      (a) For a period of five (5) years from and after the Closing Date, neither JMS nor Parent shall, directly or indirectly, (i) make known to any other person, firm, corporation or entity the names, addresses or any other information of any of The Acquired Business’ customers, employees, or vendors, nor will JMS or Parent, directly or indirectly, solicit, seek business from or contract with any firm, person, sole proprietorship, partnership, corporation or other entity which, at any time during the five (5) years preceding the Closing Date, was a customer, employee or vendor of The Acquired Business, or which had or planned to have a business relationship with The Acquired Business; or (ii) own, manage, operate, join, control, invest in or participate in or be employed by or give consultation or advice to or extend credit to or otherwise be connected in any manner, directly or indirectly, with any firm, person, corporation or enterprise which would be competitive with The

Acquired Business in any area of Canada, South America and the United States of America in which The Acquired Business is conducted by JMS or Parent immediately prior to the Effective Time or in which the products related to The Acquired Business are or have been sold. With respect to clause (ii) above, nothing herein shall prohibit JMS or Parent from acquiring and holding not more than five percent (5%) of any outstanding class of securities of any company whose shares are publicly traded on any exchange or in any established over-the-counter market, or from continuing to operate the businesses of Don Bell Industries, Inc. and Lockwood Sign Group, Inc. in the manner in which they have been operated prior to the Effective Time, provided that the operation of said businesses do not in any way violate the provisions of clause (i) above. JMS and Parent expressly agree that this Agreement is a partial restraint on its business and activities and contains reasonable limitations as to time, geographical area and scope of activity to be restricted that do not impose a greater restraint than is necessary to protect the goodwill and business interests of The Acquired Business and Buyer.

(b)          The period during which the agreement contained in subparagraph (a) hereof shall apply shall be extended by one day for each day in which Buyer establishes one or more violations by JMS or Parent of any provision of such agreement, and Buyer shall be entitled to an injunction restraining JMS and Parent from further violations for a period of five (5) years from the date of the final decree less only such number of days subsequent to the date hereof as JMS and Parent have not violated such agreement. The burden shall be on JMS and Parent to establish the number of days, following the first established violation, on which violations have not occurred. The purpose of this provision is to prevent JMS and Parent from profiting from their own wrongs if JMS or Parent violates the agreement contained in subparagraph (a) hereof.

(c)          JMS and Parent acknowledge and recognize that a violation of this Section 6.2 by JMS or Parent may cause irreparable and substantial damage and harm to Buyer, could constitute a failure of consideration, and that money damages will not provide a full remedy for Buyer for such violations. JMS and Parent agree that in the event of a breach of this Section 6.2, Buyer will be entitled, if it so elects, to institute and prosecute proceedings at law or in equity, to enforce the specific performance of this Section 6.2 by JMS and Parent, and to enjoin JMS and Parent from engaging in any activity in violation hereof. JMS and Parent hereby consent to service of process, in personam jurisdiction, subject matter jurisdiction and venue in the Circuit Court of Shelby County, Alabama and in the United States District Court for the Northern District of Alabama. JMS and Parent further recognize that any material breach of any covenant, representation or warranty herein will authorize Buyer to withhold any payments to be made pursuant to this Agreement in accordance with Section 10.5.

Section 6.3.          Further Assurances.     Upon the reasonable request of Buyer at any time and from time to time after the Closing Date, JMS and Parent will forthwith execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and do all things necessary or proper, as Buyer or its counsel may reasonably request, in order to vest, perfect or confirm, of record or otherwise, the right, title and interest of Buyer, its successors and assigns, in and to the Purchased Assets and the assignment to, and assumption by Buyer of the franchises, agreements, leases, contracts and commitments to be assigned to, and assumed by, Buyer pursuant to this Agreement or otherwise to carry out the purpose of this Agreement.

Section 6.4.         Confidentiality.      JMS and Parent agree that, after the Closing Date, each of them will treat as confidential and will not use or disclose to others or permit any affiliate of JMS to use or disclose to others, any trade secrets or other confidential information concerning the Purchased Assets, or The Acquired Business theretofore conducted by JMS, or concerning Buyer, or the business, operations or affairs thereof, until such information becomes publicly known through no fault of JMS or Parent, except in connection with the enforcement of their rights under this Agreement or as otherwise required by law or legal process or for a legitimate business purpose. JMS and Parent acknowledge that such confidential information shall include, but not be limited to, the identities of suppliers and business contacts of JMS, that such confidential information is important to The Acquired Business, that the value of the Purchased Assets derives in part from this confidential information possessed by JMS and Parent, and, if any of them breaches this Agreement, then Buyer will be deprived of the benefit of its bargain.

Section 6.5.          Availability of Employees.     JMS will, after the Closing Date, cooperate fully in providing to Buyer or its designees information necessary to prosecute or defend any third-party litigation relating to operation of The Acquired Business acquired by Buyer and will use its best efforts to provide and make available the services of employees and agents of JMS to participate in the preparation and prosecution or defense of such litigation, all at no charge to Buyer other than direct reasonable out-of-pocket expenses, which shall be charged to Buyer.

Section 6.6.          Allocation of Purchase Price.     Within forty-five (45) days following the Closing Date, JMS and Buyer shall agree upon the manner in which the Purchase Price shall be allocated among the Purchased Assets. Such allocation shall be made in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and, to the extent required by the Code, JMS and Buyer shall file Form 8594, Asset Acquisition Statement Under Section 1060, with their respective tax returns for the taxable year that includes the Closing Date. If the parties are required by the Code to file Form 8495, JMS and Buyer shall file said Form 8495 in a manner consistent with the allocation of the Purchase Price as agreed to by said parties in accordance with this Section 6.6.

Section 6.7.          Accounts Receivable.     Ninety (90) days following the Closing Date, JMS and Parent shall repurchase from Buyer any uncollected accounts receivable that were on the books of JMS as of the Effective Time, as listed on Schedule 1.1(j), to the extent the amount of such uncollected accounts receivable exceeds the amount reserved for uncollected accounts receivable in the Closing Balance Sheet. Buyer shall have the right to offset any amounts owed to it under this Section 6.7 against any payments otherwise owed to JMS or Parent by Buyer in accordance with Section 10.5 hereof.

Section 6.8.        Government Contracts.      (a)  JMS, Parent and Buyer acknowledge that it will not be possible to effect an assignment prior to the Closing Date of that certain Contract for Commercial Items between the General Services Administration and JMS, signed February 3, 1999, and that certain Nonappropriated Fund Purchase Agreement between the Air Force Nonappropriated Fund Purchasing Office and JMS, dated September 23, 1997 (collectively, the "Government Contracts"). JMS, Parent and Buyer agree that following the Effective Time, each of them shall take all necessary steps to obtain the consent of the United States Government to the transfer of the Government Contracts from JMS to Buyer, including but not limited to seeking novation in accordance with applicable statutes and regulations, including 48 C.F.R. § ("FAR") 42.1204 and/or as the respective contracting officer or other representative of the United States Government may request. If so requested by Buyer, JMS shall present as soon as practicable after the Closing Date, completed copies of the Novation Agreement prescribed at FAR 42.1204(e) executed by JMS and all documentation (including balance sheets) required of JMS or Parent either under FAR 42.1204(c) and/or as the respective contracting officer or other representative of the United States Government may request, which documentation will be complete in all material respects. JMS and Parent shall cooperate with Buyer as reasonably requested to obtain the consent of the United States Government to the transfer of the Government Contracts, including the execution of all necessary documents as requested by Buyer. JMS and Parent shall cooperate with Buyer in every manner required to cause continued satisfactory performance of the Government Contracts during the period prior to the Closing Date. JMS and Parent will direct the United States Government to make payments with respect to the Government Contracts directly into an account specified by Buyer. Any payments otherwise received by JMS or Parent from the United States Government with respect to the Government Contracts on or after the Closing Date shall be endorsed and delivered to Buyer for deposit, and not deposited by JMS or Parent.

(b)          While the request for consent is pending or in the event that the United States Government declines to novate or otherwise consent to the transfer of any of the Government Contracts to Buyer, then JMS shall continue to perform all such Government Contracts in accordance with their terms and until performance is complete. Buyer shall provide to JMS, at no cost to JMS, any and all Purchased Assets, labor, management personnel, support systems, inventory, supplies and all other things reasonably necessary and shall cooperate in every manner required to complete contract performance, all at the direction of JMS and Parent. JMS and Parent shall use their best efforts to maintain satisfactory performance of the Government Contracts. Each of the Government Contracts shall be performed for the economic benefit of the Buyer. Neither JMS nor Parent shall retain any paid on such contracts on or after the Closing Date, but shall promptly and immediately render to Buyer all proceeds from and after the Closing date. Parent agrees that it shall not cause JMS to be dissolved during any period in which JMS is performing the Government Contracts.

Section 6.9.          Enforcement of Noncompetition Agreements.     To the extent that Buyer is prohibited from exercising the rights of JMS pursuant to those certain noncompetition agreements with those employees of JMS set forth on Schedule 12.7(a) that JMS is assigning to Buyer pursuant to this Agreement (the "JMS Noncompetition Agreements") and at the written request and expense of Buyer, JMS will enforce the JMS Noncompetition Agreements after the Closing Date for the benefit of Buyer.

ARTICLE 7
COVENANTS OF BUYER

Section 7.1.          Access to Records.     Buyer agrees, for a period of five (5) years after the Closing Date, to preserve and protect, or, in the event Buyer wishes to destroy or discard such items, offer to surrender to JMS, all books and records of JMS delivered to Buyer pursuant to this Agreement, and Buyer's books and records maintained for eighteen months after the closing relating to delivery of products to customers for the purpose of identifying whether JMS or Buyer is responsible for claims for loss or injury relating to the sale of products of The Acquired Business, and to afford, at JMS’ expense and subject to Section 6.4 hereof, to the officers, employees and authorized representatives of JMS, reasonably free and full access for legitimate business purposes during normal business hours to such books and records; and, Buyer further agrees that such officers, employees and authorized representatives of JMS shall be free during such period, subject to Section 6.4 hereof, to make copies of and to take notes from such books and records at JMS’ expense.

Section 7.2.          Availability of Employees and Facilities.     Buyer will, after the Closing Date, cooperate fully in providing to JMS or its designees information necessary to prosecute or defend any third-party litigation relating to the business of JMS and will use its best efforts to provide and make available the services of employees and agents of Buyer to participate in the preparation and prosecution or defense of such litigation, all at no charge to JMS other than direct reasonable out-of-pocket expenses, which shall be charged to JMS.

Section 7.3.          Accounts Receivable.     Buyer agrees that it will assign to JMS and Parent any and all rights to collect those accounts receivable that are repurchased by JMS and Parent pursuant to Section 6.7. If Buyer collects any payments on such accounts receivable after the accounts receivable have been repurchased, Buyer shall remit such payment to JMS and Parent.

ARTICLE 8
REPRESENTATIONS AND
 WARRANTIES OF JMS AND PARENT

JMS and Parent, jointly and severally, warrant and represent to and covenant with Buyer and its successors and assigns (which warranties, representations and covenants together with the other warranties, representations and covenants of JMS and Parent set forth in this Agreement or contained in any schedule hereto, or in any certificate or other document required to be delivered to Buyer by JMS and Parent pursuant to this Agreement, shall, except as otherwise expressly provided herein, survive the closing hereof) as follows:

Section 8.1.          Organization, etc.     JMS is a corporation, duly organized, validly existing and in good standing under the laws of Florida and has the corporate power and all material licenses, permits, authorizations and approvals (governmental, corporate or otherwise) necessary to own and operate its properties and to carry on The Acquired Business as it is now being conducted. JMS is qualified to transact business as a foreign corporation in each jurisdiction in which the nature of the property owned, used or operated by JMS, or the nature of the activities conducted by JMS requires such qualification, each of which is listed on Schedule 8.1.

Section 8.2.         Real Estate.      Neither JMS or Parent, or any affiliate thereof, has any interest as owner in any real estate used in The Acquired Business.

Section 8.3.         Joint Venture, etc.      Except as set forth on Schedule 8.3 hereto, on the date hereof, neither JMS nor its shareholders, directors or officers own, nor on the Closing Date will own, any interest in any partnership, joint venture or other entity engaged in any business competitive with The Acquired Business, other than a less than 5% interest in publicly held entities.

Section 8.4.         Conflict of Interest.      Except as set forth on Schedule 8.4 hereto, no affiliate of JMS or Parent, no shareholder or officer or director or employee of JMS or Parent, nor any spouse or child of any of them, directly or indirectly

(a)          has any interest in (i) any entity which does business with JMS or (ii) any property, asset or right which is used by JMS in the conduct of The Acquired Business, or

(b)          has any contractual relationship with JMS respecting The Acquired Business.

There are no loans outstanding to or from any of such persons from or to JMS except (y) reasonable officer expense accounts and (z) as set forth in Schedule 8.4 hereto.

Section 8.5.         Good Title, etc.      JMS has good and marketable title to all of the Purchased Assets, subject to no mortgages, pledges, liens, encumbrances or other charges of any kind, except as set forth in Schedule 8.5 hereto.

Section 8.6.          No Litigation.     There is no litigation at law or in equity, no arbitration proceeding and no proceeding before any commission or other administrative or regulatory authority pending, or to the knowledge of JMS or Parent threatened, against or affecting the Purchased Assets or The Acquired Business or JMS’ right to carry on such businesses as conducted on the date hereof, except as set forth in Schedule 8.6. JMS is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality. Except as set forth in Schedule 8.6, JMS is not presently engaged in any legal action to recover monies due to it or damages sustained by it.

Section 8.7.         No Adverse Change.      Except as otherwise disclosed in this Agreement or in Schedule 8.7, since June 30, 2001, there has been no material adverse change in the financial condition, assets, liabilities, business (including relations with employees, dealers, distributors, entities with which JMS has joint marketing or endorsement relationships, government contracting officers, suppliers and customers) or property of JMS, the prospects of The Acquired Business or the Purchased Assets, and neither JMS nor Parent has any knowledge of any information not known to the public on the basis of which JMS or Parent would conclude that any such material adverse change may likely be expected to occur in the reasonably foreseeable future.

Section 8.8.          Contracts and Commitments.          Except as set forth in Schedule 8.8, Schedules 3.1(a), 3.1(b), 3.1(c) and 3.1(e) together contain a true and complete list and brief description of all written contracts, agreements and other instruments made other than in the ordinary course of business to which JMS is a party at the date hereof, or made in the ordinary course of business and referred to in clauses (a) through (j) of this Section 8.8. Except as shown in said Schedules 3.1(a), 3.1(b), 3.1(c), 3.1(e) and 8.8, JMS is not a party to any written or oral

(a)          distributor, sales, advertising, agency, manufacturer's representative, joint marketing and endorsement agreements, or similar contract,

(b)          contract or collective bargaining agreement with or commitment to any labor union,

(c)          contract continuing over a period of more than six months from the date hereof for the future purchase of material, supplies, equipment or services involving more than $10,000 or for a quantity in excess of normal operating requirements,

(d)          contract continuing over a period of more than six months from the date hereof for the future sale of products or the performance of services by JMS,

(e)          profit-sharing, bonus, stock option, pension, retirement, stock purchase, hospitalization, insurance or similar plan or agreement, formal or informal, providing benefits to any current or former director, officer, employee or shareholder,

(f)          indenture, mortgage, promissory note, loan agreement or other agreement or commitment for the borrowing of money or for a line of credit,

(g)         contract or commitment of any other nature with any current or former director, officer, employee or shareholder,

(h)         contract or commitment for capital expenditures,

(i)          agreement or arrangement for the sale of any of its assets, property or rights other than in the ordinary course of its business or requiring the consent of any party to the transfer and assignment of such assets, property, and rights, or

(j)          guaranty of the obligations of third parties, other than the endorsement in the ordinary course of business of negotiable instruments for deposit or collection.

JMS has performed all the obligations required to be performed by it to date and is not in default or alleged to be in material default in any respect under any agreement, lease or contract to which it is a party, and there exists no event, condition or occurrence which, after notice or lapse of time, or both, would constitute such a default by it of any of the foregoing. JMS has furnished or made available to Buyer true and correct copies of all documents described in said Schedules 3.1(a), 3.1(b), 3.1(c), 3.1(e) and 8.8 (collectively the "Contracts") and there have been no modifications, amendments or terminations thereof not reflected in such copies. None of the Contracts are materially unprofitable to JMS. JMS has no present expectation or intention of not fully performing or inability to perform, its obligations under any Contract, and neither JMS nor Parent has any knowledge of any breach or anticipated breach by any other party to any Contract. With respect to those Contracts listed in Section 8.8(a) which by their written terms have expired, JMS and the relevant parties have continued to operate in accordance with the terms of the written agreements notwithstanding their expiration. JMS has not received notice of the intent of any party to any of the Contracts to cancel or discontinue performance under any of the Contracts.

Section 8.9.         Copyrights, Trademarks, etc.      Except as identified on Schedule 8.9, no licenses, sublicenses, covenants or agreements have been granted or entered into by JMS or Parent in respect of any copyrights, trademarks, service marks, trade names, brand names, patents or trade secrets, used or usable in The Acquired Business. There are no copyrights, trademarks, service marks, trade names, brand names, patents or trade secrets that are not being sold to Buyer and without which the Business could not be conducted as presently conducted. Neither JMS nor Parent have been advised of any claim of infringement of any such copyright, proprietary right, trademark, service mark, trade name, brand name, patent or trade secret. After the Closing Date, JMS and Parent will not use or otherwise infringe upon any of the names used in The Acquired Business, including without limitation the name "J.M. Stewart Corporation" or any derivative or alteration thereof, which shall be sold, assigned and transferred to Buyer pursuant to this Agreement.

Section 8.10.          Financial Statements.

(a)          JMS has heretofore delivered to Buyer the balance sheet of JMS as of June 30, 2001 (such balance sheet being sometimes referred to as the "Base Balance Sheet" and such date being sometimes referred to as the "Base Balance Sheet Date"). JMS has also heretofore delivered to Buyer the Interim Balance Sheet. Except as set forth in Schedule 8.10 hereto, the Base Balance Sheet and Interim Balance Sheet have been prepared in accordance with generally accepted accounting principles consistently applied and present fairly the financial position of JMS as of the Base Balance Sheet Date and the date of the Interim Balance Sheet, respectively. The reserve amount established for losses with respect to warranties and the liability amount established for accounts payable are adequate to provide for (i) losses relating to warranty claims and (ii) amounts owing pursuant to accounts payable.

(b)          JMS has not used any improper accounting practice for the purpose of incorrectly reflecting on its financial statements or in its books of account, or for the purpose of not reflecting on such financial statements or in its books of account, any of its assets, liabilities, revenues or expenses.

(c)          The books of account, cost reports, sales reports and other financial data of JMS have been maintained and prepared in accordance with its normal practices, consistently applied.

Section 8.11.         No Undisclosed Liabilities.      As of the date hereof, JMS has no liability of any nature, whether accrued, absolute, contingent or otherwise, relating to The Acquired Business not disclosed in this Agreement or any certificate, schedule or other instrument or list or information required to be furnished by JMS pursuant to this Agreement.

Section 8.12 .        Tax Matters.     For all periods prior to the date of this Agreement, except as set forth in Schedule 8.12.

(a)          all Federal, state, local and foreign tax returns and tax reports required to be filed by JMS and Parent have been timely filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed and all of the foregoing are true, correct and complete;

(b)          all Federal, state, local and foreign income, profits, franchise, sales, use, occupation, property, excise, highway use and other taxes (including interest and penalties) due from JMS and Parent have been fully paid or adequate provisions made therefor;

(c)          no issues have been raised or proposed by any governmental tax authority with respect to any filed tax return of JMS or Parent, nor has any claim ever been made by an authority in a jurisdiction where JMS does not file tax returns that it is or may be subject to taxation by that jurisdiction; and

(d)          there are no liens, judgments or security interests on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any tax.

Section 8.13.          Employee Taxes, etc.     With respect to The Acquired Business of JMS and except as set forth in Schedule 8.13:

(a)          proper and accurate amounts have been withheld by JMS from its employees for all periods prior to the Effective Time in compliance with the tax withholding provisions of applicable Federal, foreign, state and local laws;

(b)          proper and accurate Federal, foreign, state and local returns have been filed by JMS for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and the amounts shown thereon to be due and payable have been paid in full or adequate provisions therefor; and

(d)          hours worked by and payments made to the respective employees of JMS have not been in violation of the Fair Labor Standards Act or any applicable laws of the United States, any state or other jurisdiction dealing with such matters.

Section 8.14.          Insurance.     With respect to The Acquired Business, JMS or Parent has in force all policies of insurance described in Schedule 8.14 insuring it which policies JMS believes provide adequate insurance with respect to all risks normally insured against by companies similarly situated, and it will have in force on the Closing Date policies of insurance of the same character and coverage as those so described in Schedule 8.14. JMS will promptly notify Buyer in writing of any changes in such insurance coverage occurring prior to the closing.

Section 8.15.         Ownership of Essential Assets; Presence of Essential Assets.      There is no material asset used by JMS in the conduct of The Acquired Business or without which The Acquired Business could not be conducted as presently conducted, which is not either owned by JMS or leased to JMS under any of the leases listed in Schedule 3.1(a), except as otherwise disclosed in this Agreement, and all such assets owned or used by JMS are encompassed within the Purchased Assets and are, on the date hereof, in good operating condition and repair, ordinary wear and tear excepted. On the Closing Date, effective as of the Effective Time, JMS will deliver to Buyer all of the Purchased Assets.

Section 8.16.          No Violation.     The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not except as described in Schedule 8.16 hereto, or otherwise disclosed in this Agreement

(a)          violate, conflict with or result in a breach of or default under any of the terms, provisions or conditions of the articles of incorporation or bylaws of JMS or any statute, regulation or court or administrative order or process, or any agreement or instrument to which JMS is a party or by which it or any of its properties or assets, is bound;

(b)          result in the creation of any lien, charge or encumbrance upon any of the Purchased Assets under any of the foregoing;

(c)          terminate, delay or give any party thereto the right to terminate, delay, amend, abandon, or refuse to perform any provision of any agreement or instrument to which

JMS is a party;

(d)          accelerate or give any party thereto the right to accelerate or modify the time within which, or the terms under which, JMS is to perform any agreement or instrument; or

(e)          require the consent of any other person or entity to the transfer or assignment to Buyer, or the purchase or assumption by Buyer, pursuant to this Agreement of the properties, franchises, licenses, contracts, or other rights or commitments of JMS.

Section 8.17.            Certain Governmental Regulations.      (a) Except as described in Schedule 8.17 hereto or otherwise disclosed in this Agreement, The Acquired Business of JMS has not been conducted in violation of any statute, law, ordinance or regulation of any governmental entity affecting The Acquired Business with respect to health and safety in plants and environmental and pollution control, including the disposition of hazardous or toxic waste materials. JMS has not received notice of and is not aware of any condition or event relating to The Acquired Business which by the passage of time would result in the violation of any such statute, law, ordinance or regulation of any governmental entity, or would require remedial action by JMS, except as described in Schedule 8.17 hereto.

(b)          Without limiting the generality of the foregoing, JMS’ operations, including on site and off site disposal, have been and are presently being operated in all respects in conformity with all statutes, rules, regulations and other governmental requirements, including standards promulgated thereunder with respect to environmental and pollution controls and the generation, manufacture, refinement, transport, treatment, storage, handling, disposition, production or processing of hazardous substances, hazardous materials or hazardous wastes, as those terms are defined in the statutes named below, including, but not limited to, the requirements of the Resource Conservation Recovery Act ("RCRA"), 42 U.S.C. §§ 6901 et. seq., the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. §§ 9601 et. seq., the Clean Water Act 33 U.S.C. §§ 1251 et. seq., the Clean Air Act, 42 U.S.C. §§ 7401 et. set., or any environmental law in the State of Florida, or in any other state, country, province, county or locality in which the nature of the business of JMS would subject JMS to the environmental law of such state, country, province, county or locality, as the same shall be in effect and interpreted on the Closing Date (hereinafter collectively defined as "Environmental Law"), and JMS has not permitted, nor do JMS or Parent have any knowledge of, any release or threat of the release of such hazardous materials, substances or wastes, on site or off site of any such plant in violation of Environmental Law, or any condition or event relating to The Acquired Business which by the passage to time may require remedial action, which has not been cured by JMS as of the date hereof.

(c)          Schedule 8.17 hereto includes a complete list of hazardous substances, hazardous materials and hazardous wastes, as those terms are defined in the aforementioned Environmental Law, which are currently or have in the past been generated, manufactured, transported, produced, stored, handled, treated, refined or disposed of by JMS with respect to The Acquired Business (the "JMS Hazardous Waste") and also includes a complete list of all persons and entities used by JMS with respect to The Acquired Business to transport any such JMS Hazardous Waste. Also listed on Schedule 8.17 are all sites where JMS Hazardous Waste has been stored, treated, refined or otherwise disposed of.

Section 8.18.          No Losses.     Since June 30, 2001, JMS has not sustained any loss

on account of fire, flood, accident or other calamity of such character as to interfere materially with the continued operation of The Acquired Business regardless of whether or not such loss was insured against, other than as set forth in Schedule 8.18.

Section 8.19.          Approval.     JMS and Parent, at the time of closing, will have taken all requisite corporate action to approve this Agreement and the transactions contemplated by this Agreement, and there shall have at the time of closing been delivered to Buyer certified copies of the resolutions duly adopted in connection therewith.

Section 8.20.          No Untrue Statements.     Neither this Agreement, nor any certificate, schedule, or other instrument or list or information required to be furnished by JMS pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading.

Section 8.21.          No Default Under Leases.     Each lease referred to in Schedule 3.1(a) is in full force and effect and no default exists on the part of JMS in the performance of its obligations under such leases, and JMS has not received any notice from the lessor under any such lease of the existence of any default on the part of JMS which has not been heretofore performed or cured by JMS. JMS has not made any prior assignment, whether for security purposes or otherwise, of the interest of JMS in, to or under any such lease. Payments under each of such leases has been paid to at least the Closing Date except to the extent, if any, reflected in Schedule 3.1(a). To the best of the knowledge of JMS there are no unperformed obligations on the part of the lessor under any lease with respect to the premises leased pursuant to such lease.

Section 8.22.          Confidential Material.     JMS will deliver to Buyer on the Closing Date all documents and other materials and all copies thereof owned or used by JMS reasonably believed by JMS to be both confidential and reasonably appropriate for the operation of The Acquired Business conducted by JMS through use of the Purchased Assets.

Section 8.23.          No Undue Influence.       JMS has not, directly or indirectly, made any payments to or entered into any transactions with any person as an inducement to such person (or to induce such person to influence another person) to take action deemed to be to the advantage of JMS in such person's official position with a governmental authority, or in such person's position with any other business entity, nor has JMS knowingly made any other payment to any person or entity, that was contrary to any law or regulation of any such governmental authority.

Section 8.24.          Sales Orders.     Each of the sales orders referred to in clause (c) of Section 3.1 of this Agreement and listed in Schedule 3.1(c) hereto was taken in the ordinary course of JMS’ business.

Section 8.25.          Inventories.     All inventories shown on the Interim Balance Sheet consist of items of a quality and quantity usable or saleable in the ordinary course of business, each class thereof was priced at the lower of cost or market on the cost basis and, as to the classes of items inventoried and methods of counting and pricing, such inventories were determined in a manner consistent with prior years except as to minor amounts of inventory which in the aggregate are not material in amount.

Section 8.26.          Accounts Receivable.     All accounts receivable of JMS are reflected

properly on its books and records have been accounted for consistently in accordance with GAAP, are valid receivables subject to no set-offs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, within 90 days of the Closing Date.

Section 8.27.         Employee Benefits and ERISA.

(a)          Schedule 8.27  hereto sets forth a complete and correct list of all Benefit Plans (as defined in Section 8.27(k) below).

(b)          JMS and Parent have delivered to Buyer complete and accurate copies of: all plan texts and other agreements adopted in connection with each Benefit Plan; all summary plan descriptions and other material employee communications relating thereto; and the most recent annual report and financial statement (or similar report) therefor, if any. JMS and Parent do not currently maintain, and in the past has not maintained any employee retirement, profit-sharing, stock bonus, deferred compensation, group insurance plans or other employee benefit or welfare plan in which employees of JMS participated, other than as set forth on Schedule 8.27 hereto.

(c)          No event has occurred relating, directly or indirectly, to the Benefit Plans in connection with which JMS, Parent or any Benefit Plan, directly or indirectly, would be subject to any liability under ERISA, including, but not limited to, Section 409, 502(i), 4062, 4063, 4064, 4069, 4201, 4244 or 4243 thereof, the Internal Revenue Code of 1986, as amended (the "Code"), including, but not limited to, Section 4971 thereof, or any other applicable law. No "prohibited transaction" (as defined in Section 4975 of the Code) and no "reportable event" (as defined in Section 4043(b) of ERISA) has occurred with respect to any Benefit Plan prior to the date hereof.

(d)          With respect to each Benefit Plan: (i) full payment of all amounts which JMS or Parent is or has been required to pay under the terms of each such plan to have paid as contributions to such plan has been made; (ii) no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any such plan; (iii) except as provided in Schedule 8.27 hereto, in all material respects, each such plan conforms to, and its administration is in compliance with, all applicable laws and regulations, including, but not limited to ERISA; and (iv) there are not actions, suits or claims pending (other than routine claims for benefits) or threatened against any such plan or against the assets of any such plan which could reasonably be expected to result in a liability.

(e)          No unpaid or contingent liability to the PBGC has been or is expected to be incurred, directly or indirectly, by JMS (other than for payment of PBGC premiums in the ordinary course). No event has occurred which presents a material risk of the termination or partial termination of any Pension Plan, which would result, directly or indirectly, in a liability on part of JMS.

(f)          Except as set forth on Schedule 8.27, there is no Benefit Plan which is a "welfare plan" (as defined in Section 3(a) of ERISA) and which provides medical, death or other benefits (whether or not insured) to employees beyond their retirement or other termination of service (other than (i) coverage mandated by statute and (ii) any such plan which provides a conversion privilege from group coverage to individual coverage upon retirement or separation from service).

(g)          Except as set forth on Schedule 8.27, there are no reserves, assets, surpluses or prepaid premiums under any Benefit Plan which is a welfare plan (as defined in Section 3(a) of ERISA).

(h)          There are no unfunded pension benefit obligations arising in any jurisdiction.

(i)          Except as set forth on Schedule 8.27, the consummation of the transactions contemplated by this Agreement will not (i) entitle any employee of JMS to severance pay, unemployment compensation or similar payment, or (ii) accelerate the time of payment, vesting, or increase the amount of any compensation due to any employee or JMS.

(j)          Neither JMS nor Parent has contributed to or become obligated to contribute to any multi employer plan (as defined in Section 4001(a)(3) of ERISA) with respect to any employee of JMS.

(k)          Whenever any of the terms set forth below is used in this Section 8.27, it shall have the following meaning: (i) "Benefit Plan" shall mean any plan, agreement, arrangement or commitment which is an employment or consulting agreement, executive compensation plan, bonus plan, deferred compensation agreement, employee pension, profit-sharing, savings or retirement plan, employee stock option or stock purchase plan, severance pay plan or arrangement, vacation plan or practice, group like, health, or accident insurance or other employee benefit plan, agreement, arrangement or commitment which is an "employee benefit plan," as defined in Section 3(3) of ERISA, with respect to which JMS has some liability or obligation to contribution or pay benefits and which related to current or former employees of JMS: (ii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended; (iii) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and (iv) "Pension Plan" shall mean an employee pension benefit plan, as defined in Section 3(2) of ERISA.

Section 8.28.         SouthTrust Lien.      SouthTrust Bank, an Alabama banking corporation ("SouthTrust") holds a valid, perfected first priority security interest in the Purchased Assets (the "SouthTrust Lien"). The SouthTrust Lien secures a debt equal to approximately $9,691,000 as of the date hereof.

Section 8.29.         Customer Deposits.      Schedule 8.29 sets forth a complete list (the "Deposit List") of customer deposits collected by JMS through the date of this Agreement for which the ordered product has not yet been delivered to the customer. The Deposit List shall include, at a minimum, the customer’s name and address, the product ordered, the date the deposit was received and the amount of the deposit. Schedule 8.29 shall be updated as of the Closing Date.

  ARTICLE 9
  REPRESENTATIONS AND
   COVENANTS OF BUYER

Buyer warrants and represents to and covenants with JMS as follows:

Section  9.1.         Organization, etc.      Buyer is a corporation, duly organized, validly existing and in good standing under the laws of Delaware and has all necessary corporate power and authority to enter into this Agreement and the transactions contemplated hereby.

Section 9.2.          No Violation.     The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate, conflict with or result in a breach of or default under any of the terms, provisions or conditions of the certificate of incorporation or by-laws of Buyer or any statute, regulation or any court or administrative order or process, or any agreement or instrument to which Buyer is a party or by which it, or its properties or assets is bound or result in the creation of any lien, charge or encumbrance upon any of the assets of Buyer under any of the foregoing.

Section 9.3.          Payment of Liabilities Assumed.     Buyer shall pay and discharge all the liabilities and obligations of JMS that are assumed hereunder, as outlined in Schedules 3.1(a) and 3.1(e) when and as the same shall become due and payable or dischargeable.

  ARTICLE 10
  INDEMNIFICATION

Section 10.1.          Indemnity by JMS and Parent.     JMS and Parent, jointly and severally, agree to indemnify and hold harmless Buyer, its officers, directors, stockholders, employees, representatives and agents, and their affiliates, successors and assigns (collectively, the "Buyer Indemnitees") from and against any material loss, damage or expense (including reasonable attorney's fees) suffered by any Buyer Indemnitee, resulting from

(a)          any inaccuracy or misrepresentation in or breach of any of the representations, warranties or covenants made by JMS or Parent herein or in any Schedule hereto;

(b)          any inaccuracy or misrepresentation in or breach of any certificate or other agreement or document required to be delivered by JMS or Parent pursuant to any provision of this Agreement;

(c)          any suit in which a Buyer Indemnitee is involved alone or in conjunction with JMS or Parent, and resulting directly or indirectly from the alleged failure of JMS to pay any of the alleged liabilities or obligations of JMS or to fulfill any alleged contractual obligation of JMS incurred prior to the Closing and not assumed by Buyer;

(d)          any claim, demand, administrative proceeding or suit against a Buyer Indemnitee arising out of or related to the business or operations or any action or omission of JMS or any of its officers, directors, stockholders, employees, representatives, agents or any of their affiliates, including, without limitation, any tort claim or demand and any claim or liability arising out of the manufacture or sale of products or the performance of services by JMS (other than the liability for which has been assumed by Buyer); provided, however, that, with respect to products and services constituting a part of The Acquired Business purchased by Buyer, the acts, deeds, omissions or contractual undertakings giving rise to such claim, demand or liability were acts, deeds, omissions or contractual undertakings by JMS which shall have transpired, occurred or been done, performed or omitted prior to the Effective Time.

Section 10.2.          Notification to JMS and Parent and Related Matters.     Upon obtaining knowledge thereof, Buyer shall promptly notify JMS in writing (which notice shall constitute notice to Parent) of any claim of loss, damage or expense which Buyer has determined has given or reasonably may give rise to a right of indemnification under this Agreement and shall specify details thereof, without regard to whether the amount of any loss, damage or expense has been finally determined, and JMS and Parent shall have a reasonable time to contest any such claim. If such claim or demand relates to a claim or demand by a third party against Buyer, JMS and Parent shall have the right to settle any such claim or demand (at JMS’ or Parent’s expense and without admitting that Buyer had any liability with respect thereto) or to employ counsel reasonably acceptable to Buyer to defend any such claim or demand asserted against Buyer and Buyer shall have the right to cooperate in the defense of any such claim with counsel of Buyer’s selection (the expense of which additional counsel to be borne by Buyer). So long as JMS and Parent are defending in good faith any such claim or demand, Buyer will not settle such claim or demand. Buyer shall make available to JMS, Parent or their respective representatives, at JMS’ and Parent’s expense, all records and other materials required by them for their use in contesting any such claim or demand asserted by a third party against Buyer. Whether or not JMS or Parent so elect to defend any such claim or demand, Buyer shall have no obligation to do so. If such claim or demand relates to a claim or demand other than one asserted by a third party against Buyer, Buyer shall promptly notify JMS (which notice shall constitute notice to Parent) of Buyer’s claim or demand against JMS or Parent and of Buyer’s demand for indemnification hereunder. JMS shall then promptly pay to Buyer the amount of Buyer’s claim or demand, if undisputed. In the event that JMS or Parent shall dispute such claim or demand or any portion thereof, JMS or Parent shall immediately notify Buyer in writing, specifying in detail the portion of such claim or demand (if less than all) which is disputed and the facts relied upon by JMS or Parent as a basis for such dispute. JMS, Parent and Buyer agree to negotiate in good faith to attempt to reach a resolution of any disputed claim or demand for indemnification hereunder in order to attempt to avoid resorting to arbitration as provided by this Agreement.

Section 10.3.         Indemnity by Buyer.      Buyer agrees to indemnify and hold harmless JMS, Parent, their respective officers, directors, stockholders, employees, representatives and agents, and their affiliates (the "JMS Indemnitees") from and against any material loss, damage or expense (including reasonable attorneys' fees) suffered by the JMS Indemnitees resulting from

(a)          any inaccuracy in or misrepresentation in or breach of any of the representations, warranties or covenants made by the Buyer herein or in any schedule hereto;

(b)          any inaccuracy or misrepresentation in or breach of any certificate or other agreement or document required to be delivered by Buyer pursuant to any provision of this Agreement;

(c)          any suit in which JMS or an JMS Indemnitee is involved alone or in conjunction with Buyer, and resulting directly or indirectly from alleged failure of Buyer to pay any of the alleged liabilities or obligations of Buyer or to fulfill any alleged contractual obligation of Buyer arising following the Closing or expressly assumed by Buyer; provided, however, that neither JMS nor any JMS Indemnitee shall be entitled to assert any rights of indemnification hereunder to the extent that JMS has retained such liability; or

(d)          any claim, demand, administrative proceeding or suit against JMS Indemnitee arising out of or related to the business or operations or any action or omission of Buyer or any of its officers, directors, stockholders, employees, representatives, agents or any of their affiliates, including, without limitation, any tort claim or demand and any claim or liability arising out of the manufacture or sale of products or the performance of services by Buyer (other than a liability of JMS which has not been expressly assumed by Buyer); provided, however, that, with respect to products and services constituting a part of The Acquired Business purchased by Buyer, the acts, deeds, omissions or contractual undertakings giving rise to such claim, demand or liability were acts, deeds, omissions or contractual undertakings by Buyer which shall have transpired, occurred or been done, performed or omitted after the Effective Time.

Section 10.4.         Notification to Buyer.      Upon obtaining knowledge thereof, JMS or Parent shall promptly notify Buyer of any claim or demand which JMS or Parent has determined has given or reasonably may give rise to a right of indemnification under this Agreement and Buyer shall have a reasonable time to contest any such claim. If such claim or demand relates to a claim or demand asserted by a third party against JMS or Parent, Buyer shall have the right to settle any such claim or demand (at the expense of Buyer and without admitting that JMS or Parent had any liability with respect thereto) or to employ counsel reasonably acceptable to JMS or Parent to defend any such claim or demand asserted against JMS or Parent, and JMS or Parent shall have the right to cooperate in the defense of any such claim with counsel of JMS’ or Parent’s selection (the expense of which additional counsel to be borne by JMS or Parent). So long as Buyer is defending in good faith any such claim or demand, neither JMS nor Parent will settle such claim or demand. JMS and Parent shall make available to Buyer or its representatives, at the expense of Buyer all records and other materials required by them for their use in contesting any such claim or demand asserted by a third party against JMS or Parent. Whether or not Buyer so elects to defend any such claim or demand, JMS and Parent shall have no obligation to do so. If such claim or demand relates to a claim or demand other than one asserted by a third party against JMS or Parent, JMS and Parent shall promptly notify Buyer of JMS’ or Parent’s claim or demand against Buyer and of JMS’ and Parent’s demand for indemnification hereunder. Buyer shall then promptly pay to JMS or Parent, as appropriate, the amount of JMS’ or Parent’s claim or demand, if undisputed. In the event that Buyer shall dispute such claim or demand or any portion thereof, Buyer shall immediately notify JMS and Parent in writing specifying in detail the portion of such claim or demand (if less than all) which is disputed and the facts relied upon by Buyer as a basis for such dispute. JMS, Parent and Buyer agree to negotiate in good faith to attempt to reach a resolution of any disputed claim for indemnification hereunder in order to attempt to avoid resorting to a court of competent jurisdiction for such resolution.

Section 10.5.          Right of Offset Against Amounts Due JMS and Parent.     JMS and Parent agree to pay promptly in accordance with Section 10.2 above the amount which JMS and Parent may owe to Buyer from time to time by reason of the provisions of this Agreement or otherwise. Should JMS fail or refuse to pay any such amount promptly as set forth herein, then Buyer, at its election, may elect to offset any amount thus due and owing against any amounts which may be due to be paid pursuant to any other provision hereof, including, without limitation, the Reserve Amount.

  ARTICLE 11
  SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF JMS

All representations, warranties, covenants and obligations in this Agreement and the Schedules hereto shall survive the closing and shall continue in full force and effect for the benefit of Buyer in accordance with the terms thereto, notwithstanding the closing or any investigation by Buyer prior thereto, and shall terminate on the third anniversary of the Closing Date; provided, however, the representations and warranties contained in Sections 8.12, 8.13 and 8.27 shall continue for the period of the statute of limitations related to the subject thereof.

ARTICLE 12
CONDITIONS TO CLOSING APPLICABLE TO BUYER

The obligations of Buyer hereunder (including the obligation of Buyer to close the transactions and consummate the purchase herein contemplated) are subject to the following conditions precedent:

Section 12.1.         Correctness of Warranties, etc.      The warranties and representations made by JMS and Parent herein or in any Schedules or list or information required to be delivered pursuant hereto shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such warranties and representations had been made on and as of the Closing Date and JMS and Parent shall have in all material respects, performed and complied with all agreements, covenants and conditions on their parts required to be performed or complied with on or prior to the Closing Date.

Section 12.2.         No Undisclosed Liabilities, etc.      On the Closing Date, JMS shall not have any material liability of any nature, whether accrued, absolute, contingent or otherwise, relating to The Acquired Business (of the types which would be reflected in balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles) other than those disclosed in the Interim Balance Sheet and Schedule hereto, those incurred in the ordinary course of its business since the date of the Interim Balance Sheet, and those agreed to in writing by Buyer.

Section 12.3.         No Proceedings.      No proceeding or formal investigation shall have been commenced by any governmental or regulatory agency or by any other person or entity with respect to any of the transactions contemplated by this Agreement.

Section 12.4.          Satisfaction of Buyer and its Counsel.     All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Buyer and its counsel, and Buyer and its counsel shall have received copies of such documents as its counsel may reasonably request in connection with said transactions.

Section 12.5.         Opinion of Counsel.      At the closing there shall be delivered to Buyer the written opinion of Kilpatrick Stockton, LLP, counsel for JMS and Parent, dated the Closing Date. Such opinion shall be acceptable to Buyer and its counsel.

Section 12.6.         Consents.      In the case of those properties, franchises, agreements, leases, contracts or other rights or commitments of JMS and to be assumed by Buyer which are not transferable or assignable to Buyer or cannot be purchased or assigned by Buyer pursuant to this Agreement without the consent of another party, there shall have been delivered to Buyer the written consent of such party to such transfer and assignment to Buyer and assumption by Buyer pursuant to this Agreement.

Section 12.7.          Employment and Noncompetition Agreements.

(a)          JMS and Parent shall assign to Buyer all existing noncompetition agreements with those persons set forth on Schedule 12.7(a), and will terminate any existing employee agreements with such persons.

(b)          Buyer shall have entered into Noncompetition Agreements and employment arrangements with those persons listed on Schedule 12.7(b) in forms acceptable to Buyer.

Section 12.8.         Manufacturing Agreement.       Buyer shall have entered into a manufacturing agreement with ESCO Manufacturing, Incorporated in a form acceptable to Buyer.

Section 12.9.          Release of Liens.     Any and all liens with respect to the Purchased Assets shall have been released, and SouthTrust shall have consented in writing to the transfer of the Purchased Assets to Buyer.

Section 12.10.          Bankruptcy.       (a)     Neither Parent nor JMS shall have filed a petition for bankruptcy protection or be adjudged bankrupt or insolvent under any applicable federal or state bankruptcy or insolvency law, nor shall a receiver or trustee be appointed for all or substantially all of the assets of JMS or Parent.

(b)          Buyer shall have received from Raymond James & Associates, Inc. ("Raymond James") a letter setting forth (i) that Raymond James marketed The Acquired Business in a manner consistent with customary industry practice and (ii) Buyer’s offer embodied in this Agreement constitutes the highest and best offer received by Raymond James that was reasonably determined to be able to be consummated within a reasonable time.

 ARTICLE 13
CONDITIONS TO CLOSING APPLICABLE TO JMS AND PARENT

The obligations of JMS and Parent hereunder (including the obligation of JMS and Parent to close the transactions herein contemplated) are subject to the following conditions precedent:

Section 13.1.          Correctness of Warranties, etc.     All warranties and representations made by Buyer herein shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such warranties and representations had been made on and as of the Closing Date, and Buyer shall have, in all material respects, performed and complied with all agreements, covenants and conditions on its part required to be performed or complied with on or prior to the Closing Date.

Section 13.2.          No Proceedings.     No proceeding or formal investigation shall have been commenced by any governmental or regulatory agency or by any other person or entity with respect to any of the transactions contemplated in this Agreement.

Section 13.3.         Satisfaction of JMS and its Counsel.      All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to JMS and its counsel, and JMS and its counsel shall have received copies of such documents as its counsel may reasonably request in connection with said transactions.

ARTICLE 14
BROKERS

The parties hereto agree that this Agreement was not induced or procured through any person, firm or corporation acting as a broker or finder, other than Raymond James & Associates, Inc., whose fee shall be at the expense of JMS and not Buyer. Buyer, on the one hand, and JMS and Parent, on the other, agree to hold each other harmless from any loss, damage or expense resulting from any claim by any other person, firm or corporation based upon any such other person, firm or corporation having acted as a broker or finder for or in connection with this transaction on behalf of Buyer on the one hand, or on behalf of JMS and Parent on the other.

 ARTICLE 15
MISCELLANEOUS

Section 15.1.          Termination.      JMS or Parent may terminate this Agreement prior to the Closing Date if the Buyer has not satisfied those conditions to closing set forth in Article 13 hereof on or prior to the close of business on November 21, 2001. Buyer may terminate this Agreement prior to the Closing Date if (i) JMS and Parent have not satisfied those conditions to closing set forth in Article 12 hereof on or prior to the close of business on November 21, 2001, or (ii) JMS or Parent files a petition for bankruptcy protection or either is adjudged bankrupt or insolvent under any applicable federal or state bankruptcy or insolvency laws, or if a receiver or trustee is appointed for all or substantially all of the respective assets of JMS or Parent.

Section 15.2.         Notices.      Unless otherwise notified in writing to the contrary, any notice required or permitted by the terms hereof to be given any party hereto shall be effectively delivered for all purposes if delivered personally or if mailed, upon deposit in the United States mail, postage prepaid, and if directed to JMS or Parent, properly addressed to Parent at Display Technologies, Inc., 201 McCullough Drive, Suite 220, Charlotte, North Carolina 28262, Attention: Bill Lunsford with copy thereof addressed and mailed to Kilpatrick Stockton, LLP, Attention: Larry Ledbetter, and if directed to Buyer properly addressed to J.M. Stewart Acquisition, Inc., c/o EBSCO Industries, Inc. at 5724 Highway 280 East, Birmingham, Alabama 35242, Attention: President or Chief Financial Officer, with a copy thereof addressed and mailed to Bradley Arant Rose & White LLP, 2001 Park Place, Suite 1400, Birmingham, Alabama 35203, Attention: Denson N. Franklin III.

Section 15.3.         Governing Law; Arbitration.      This Agreement shall be governed in

all respects in conformity with the intent of the parties as expressed in the provisions of this Agreement. To the extent any issue between the parties is not controlled by this Agreement, then any dispute between the parties shall be governed and construed in accordance with the laws of the State of Alabama, without regard to its choice of law principles. UNLESS THIS AGREEMENT SPECIFICALLY PROVIDES FOR ANOTHER TYPE OF DISPUTE RESOLUTION WITH RESPECT TO A PARTICULAR KIND OF DISPUTE, ANY AND ALL CONTROVERSIES AND CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH THEREOF, SHALL BE SETTLED BY FINAL AND BINDING ARBITRATION IN ACCORDANCE WITH THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION THEN IN EFFECT. Any such arbitration proceedings shall be and remain confidential. The panel of arbitrators for any such arbitration shall consist of three members of the American Arbitration Association, one of whom shall be selected by Buyer, one of whom shall be selected by JMS, and the third who will be selected by the other two. Judgment upon the decision rendered by the arbitrators may be entered in any court having jurisdiction thereof. The parties specifically acknowledge that this Agreement evidences a transaction involving, affecting, affected by, and a part of, interstate commerce and that this agreement to arbitrate is governed by and enforceable under 9 U.S.C. §§ 1 et seq. The place of arbitration shall be Birmingham, Alabama.

Section 15.4.         Captions.      The captions and other headings contained in this Agreement as to the contents of particular articles, sections, paragraphs or other subdivisions contained herein are inserted for convenience of reference only and are in no way to be construed as part of this Agreement or as limitations on the scope of the particular articles, sections, paragraphs or other subdivisions to which they refer and shall not affect the interpretation or meaning of this Agreement.

Section 15.5.         Incorporation of Schedules. This Agreement shall be deemed to have incorporated by reference all of the Schedules referred to herein to the same extent as if such Schedules were fully set forth herein. Each reference herein to "the Agreement" or "this Agreement" shall be construed to include each such Schedule.

Section 15.6.         Entire Agreement and Amendment.      This Agreement and the Schedules attached hereto and additional documents and agreements delivered by the parties at the closing on the Closing Date represent the entire understanding and agreement between the parties with respect to the subject matter hereof and shall supersede any prior agreements and understanding between the parties with respect to that subject matter. This Agreement may not be amended or modified except by a written instrument executed by an officer of Buyer, and an officer of JMS and Parent.

Section 15.7.          Successors and Assigns; No Third-Party Rights.     This Agreement may not be assigned by JMS or Parent without the written consent of Buyer. This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto, and their respective successors, heirs, and personal and legal representatives, but no assignment shall relieve any party of its obligations hereunder. Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their Successors and assigns.

Section 15.8.         Counterparts.      This Agreement may be executed simultaneously and in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, JMS, Parent and Buyer have each caused this Agreement to be duly executed on their respective behalves by their respective duly authorized officers, all as of the day and year first above written.

J. M. STEWART CORPORATION By Its DISPLAY TECHNOLOGIES, INC. By Its J.M. STEWART ACQUISITION, INC. By Its